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THOMPSON BRUSSELS CINCINNATI CLEVELAND COLUMBUS DAYTON NEW YORK WASHINGTON, D.C.
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HINE
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                                                          May 31, 2002



The Jhaveri Trust
18820 High Parkway
Cleveland, Ohio 44116

Gentlemen:


         Re:  The Jhaveri Trust  - File Nos. 33-89288 and 811-8974

Gentlemen:

     This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 8 to the Registration Statement (the "Amendment") of the Jhaveri Trust (the "Trust").

     We have examined a copy of the Trust's Agreement and Declaration of Trust, the Trust's By-laws, the Trust's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

     Based upon the foregoing, we are of the opinion that, after the Amendment is effective for purposes of applicable federal and state securities laws, the shares of the Jhaveri Value Fund (the "Fund"), a series of the Trust, if issued in accordance with the then current Prospectus and Statement of Additional Information of the Fund, will be legally issued, fully paid and non-assessable.

     We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to the Amendment.


                                             Very truly yours,

                                             /s/Thompson Hine LLP
                                             Thompson Hine LLP